ANY SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAVE BEEN ACQUIRED BY THE REGISTERED HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE ON STATUTORY EXEMPTIONS UNDER THE 1933 ACT, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT. ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER UNITED STATES INCOME TAX LAWS, INCLUDING LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

PROMISSORY NOTE

$500,000
Los Angeles, California
April 2, 2007

FOR VALUE RECEIVED, AuraSound, Inc., a California corporation (“Borrower”), hereby promises to pay to the order of Clearview Partners, LLC, a Nevada limited liability corporation in lawful money of the United States at the address of Lender set forth herein, the principal amount of Five Hundred Thousand dollars ($500,000) (the “Loan”), together with Interest. This Promissory Note (“Note”) has been executed by Borrower on the date set forth above (the “Effective Date”) pursuant to the Loan Agreement entered into as of the date hereof between Lender and Borrower (the “Loan Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Loan Agreement.

1. Interest. From the Effective Date and continuing until payment in full of the Loan, the Loan shall bear interest at the Interest Rate.

2. Maturity Date. All or any portion of the Loan, all accrued Interest thereon and all other sums due hereunder, shall be due and payable on demand by Lender on the Maturity Date.

3. Event of Default. Upon the occurrence of any Event of Default that is not cured within the applicable cure period, Lender may elect, by written notice delivered to Borrower, to take at any time any or all of the following actions: (i) declare this Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with all accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity.

4. Miscellaneous.

4.1 Successors and Assigns. Subject to the exceptions specifically set forth in this Note, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties.

4.2 Loss or Mutilation of Note. Upon receipt by Borrower of evidence satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note, together with indemnity reasonably satisfactory to Borrower, in the case of loss, theft or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Borrower shall execute and deliver to Lender a new promissory note of like tenor and denomination as this Note.

4.3 Notices. Any notice, demand, offer, request or other communication required or permitted to be given pursuant to the terms of this Note shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service, or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the recipient at the address set forth below unless another address is provided to the other party in writing:

if to Borrower, to: Arthur Liu AuraSound, Inc. 11839 East Smith Ave Santa Fe Springs, CA 90670

with a copy to: Kevin Friedmann Richardson & Patel, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174

if to the Lender, to: John Linton Clearview Partners, LLC 21015 Cactus Cliff San Antonio, TX 78258

with a copy to: Carmelo Gordian Andrews Kurth LLP 111 Congress Avenue Suite 1700 Austin, Texas 78701

4.4 Governing Law. This Note shall be governed in all respects by the laws of the State of California as applied to agreements entered into and performed entirely within the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

4.5 Waiver and Amendment. Any term of this Note may be amended, waived or modified only with the written consent of Borrower and Lender.

4.6 Remedies; Costs of Collection; Attorneys’ Fees. No delay or omission by Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between Lender and the undersigned or any other person shall be deemed a waiver by Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by Lender or the exercise of any other right, remedy, power or privilege by Lender. The rights and remedies of Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity. If an Event of Default occurs, Borrower agrees to pay, in addition to the Loan and Interest payable thereon, reasonable attorneys’ fees and any other reasonable costs incurred by Lender in connection with its pursuit of its remedies under this Note.

5. Default Interest. Borrower does hereby agree that from and after the expiration of the applicable cure period following the first Event of Default until the entire unpaid principal amount of the Loan and all unpaid interest thereon is paid or the Event of Default is cured if susceptible to cure, Interest on the entire unpaid principal amount of the Loan and all unpaid interest thereon shall accrue at the Default Interest Rate. This section, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Loan, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

6. Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that United States federal law permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this paragraph shall control every other covenant and agreement in this Note and the Loan Agreement. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for hereunder or thereunder, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness evidenced hereby and the provisions of this Note and the Loan Agreement immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. Notwithstanding anything to the contrary contained herein or in the Loan Agreement, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

7. Register. Borrower shall keep a register of this Note as to both principal and any interest. Lender may transfer this Note to any person that is not a competitor of the Company, but such transfer may only be effected by surrender of this Note to the Borrower by the transferor Lender, and by issuance of a new Note with identical terms (other than the Lender, which shall be the transferor rather than the transferor). This registration requirement is intended to qualify the Note for the portfolio interest exemption of U.S Revenue Code sections 87(h)(2)(B) or 881(c)(2)(B) and shall be interpreted accordingly.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed on the Effective Date.

Dated: April 2, 2007	BORROWER:

	By:	/s/ Arthur Liu
Arthur Liu Chief Executive Officer AuraSound, Inc.